UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VERINT SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 6, 2019, Verint Systems Inc. (the “Company” or “Verint”) entered into an agreement (the “Settlement Agreement”) with Neuberger Berman Investment Advisers LLC and certain other entities and natural persons signatories thereto (collectively, “Neuberger Berman”).

Pursuant to the Settlement Agreement, (i) the Company agreed that the Corporate Governance & Nominating Committee of the Company’s Board of Directors (the “Board”) will work in good faith to identify for the Board, and the Board will work in good faith to appoint, an additional director to the Board who has substantial experience as a senior operating executive in the software industry, preferably with experience in cloud transitions, as promptly as reasonably practicable but in any event prior to December 31, 2019 and (ii) Neuberger Berman irrevocably withdrew its nomination of directors for election to the Company’s Board at the 2019 annual meeting of stockholders.

The Settlement Agreement includes certain restrictions, applicable from June 6, 2019 until the earliest of (i) 15 business days prior to the deadline for the submission of stockholder nominations for the Company’s 2020 annual meeting of stockholders, (ii) 100 days prior to the first anniversary of the Company’s 2019 annual meeting, or (iii) the date of a material breach by the Company of the provisions of the Settlement Agreement (the “Standstill Period”). During the Standstill Period, Neuberger Berman is, among other things, restricted from engaging in any solicitation of proxies or written consents relating to the Company, instituting any litigation against the Company or its directors or officers, nominating directors for election to the Company’s Board, and initiating any stockholder proposal.

Pursuant to the Settlement Agreement, the Company will reimburse Neuberger Berman for its reasonable, documented out-of-pocket fees and expenses (including outside expenses for legal, consulting, proxy solicitation and custom research expenses) paid or payable to third parties as of the date of the Settlement Agreement in connection with the matters related to the 2019 annual meeting and the negotiation and execution of the Settlement Agreement, provided that such reimbursement will not exceed $925,000 in the aggregate.

Also on June 6, 2019, the Company issued a press release in which the Company and Neuberger Berman announced the withdrawal of Neuberger Berman’s nomination of directors at the Company’s 2019 annual meeting. Among other things, the press release stated that Neuberger Berman would not be submitting gold proxy cards for tabulation at the 2019 annual meeting; however, the Company understands that under applicable law Neuberger Berman is required to vote shares subject to valid proxies in respect of gold proxy cards as specified in such proxies, unless such proxies are revoked. Accordingly, stockholders that previously voted on a gold proxy card are encouraged to deliver a later dated WHITE proxy card and vote “FOR” all of the Company’s nominees for directors and in favor of the other proposals on the WHITE proxy card.

Important Additional Information and Where to Find It

Verint has filed a definitive proxy statement on Schedule 14A and form of associated WHITE Proxy Card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2019 annual meeting (the “Definitive Proxy Statement”). Details concerning the nominees of Verint’s Board for election at the 2019 annual meeting are included in the Definitive Proxy Statement. Verint has mailed solicitation materials, including a WHITE proxy card, to stockholders of record entitled to vote at the 2019 annual meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING VERINT’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free copy of the Definitive Proxy Statement and of these other documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Verint at http://www.verint.com/investor-relations as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants

Verint, its directors and certain of its officers and other employees will be deemed to be participants in the solicitation of Verint’s stockholders in connection with Verint’s 2019 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons is set forth in the Definitive Proxy Statement filed with the SEC in connection with Verint’s 2019 annual meeting. Additional information regarding the interests of participants of Verint in the solicitation of proxies in respect of Verint’s 2019 annual meeting will be filed with the SEC when they become available. Stockholders will be able to obtain a free copy of the Definitive Proxy Statement and other documents filed by Verint with the SEC from the sources listed above.